FOR IMMEDIATE RELEASE

NEW SENIOR VICE PRESIDENT JOINS

DUCKWALL-ALCO STORES

Mapp Joins Midwest Retailer as SVP of Merchandising

Abilene, Kan. (July 9, 2007) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK) announced today that Ronald Mapp will join the company as Senior Vice President of Merchandising effective later this month. He will be responsible for all merchandise functions and will report to Bruce Dale, President and CEO.

Ron comes to the Company with over 30 years of specialty store experience including executive positions at Michaels Stores, Inc. and Jo-Ann Stores, Inc. over the last 19 years.

“Ron is an outstanding merchant, but more importantly, he is an astute businessman,” said Dale. “He understands the processes and will be able to leverage our new technology to continue the positive changes in our merchandising strategy. Additionally, he will bring further depth to our senior management team. We are delighted to have him join our Company.”

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional retailer that specializes in meeting the needs of smaller, underserved communities throughout the central United States. The Company offers an exceptional selection of fashionable merchandise, quality products and recognized brand names at reasonable prices. Our specialty is delivering those products with the friendly, personal service our customers have come to expect. With 255 stores across 21 states, we are proud to have continually provided excellent products at good value prices to our customers for 106 years. To learn more about Duckwall-ALCO Stores, Inc. visit our website at www.ALCOstores.com.

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For more information, contact:

Jon A. Ramsey

Interim Chief Financial Officer, Vice President - Controller

785-263-3350 X221

email: jramsey@ALCOstores.com

or

Debbie Hagen

Hagen and Partners

913-652-6547

email: dhagen@hagenandpartners.com